Exhibit 19.1
MEDPACE HOLDINGS, INC. INSIDER TRADING COMPLIANCE POLICY (Amended Effective October 20, 2023)

This Insider Trading Compliance Policy (this "Policy") consists of seven sections:

• Section I provides an overview;

• Section II sets forth the policies of the Company prohibiting insider trading;

• Section III explains insider trading;

• Section IV consists of procedures that have been put in place by the Company to prevent insider trading;

• Section V sets forth additional transactions that are prohibited by this Policy;

• Section VI explains Rule 10b5-1 trading plans and provides information about Section 16 and Rule 144; and

• Section VII refers to the acknowledgment of receipt, review and understanding of this Policy.

I. SUMMARY

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Medpace Holdings, Inc. (the "Company") as well as that of all persons affiliated with the Company. "Insider trading" occurs when any person purchases or sells a security while in possession of inside information relating to the security or its issuer. As explained in Section III below, "inside information" is information that is both "material" and "non-public." Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5 million for individuals and $25 million for corporations. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including termination of employment for cause.

This Policy applies to all officers, directors, employees and independent contractors of the Company. Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts (such entities, together with all officers, directors and employees of the Company, are referred to as the "Covered Persons"), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual's own account. This Policy extends to all activities within and outside an individual's Company duties. Every officer, director and employee must review this Policy. Questions regarding the Policy should be directed to the Company's General Counsel.

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II. STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No officer, director or employee shall purchase or sell any type of security while in possession of material, non-public information relating to the issuer of the security, whether the issuer of the security is the Company or any other company.

Additionally, no officer, director or employee shall purchase or sell any security of the Company during the period beginning on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company. For the purposes of this Policy, a "trading day" is a day on which national stock exchanges are open for trading.

These prohibitions do not apply to:

• purchases of the Company's securities by a Covered Person from the Company or sales of the Company's securities by a Covered Person to the Company;

• exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company's securities (the "cashless exercise" of a Company stock option through a broker does involve a market sale of the Company's securities, and therefore would not qualify under this exception);

• bona fide gifts of the Company's securities; or

• purchases or sales of the Company's securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a black-out period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 ("Rule 10b5-1") promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-
1 trading plans, see Section VI below.

No officer, director or employee shall directly or indirectly communicate (or "tip") material, non-public information to anyone outside of the Company (except in accordance with the Company's policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

III. EXPLANATION OF INSIDER TRADING

"Insider trading" refers to the purchase or sale of a security while in possession of
"material," "non-public" information relating to the security or its issuer.

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"Securities" includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

"Purchase" and "sale" are defined broadly under the federal securities law. "Purchase" includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. "Sale" includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:

• trading by insiders while in possession of material, non-public information;

• trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider's fiduciary duty to keep it confidential or was misappropriated; and

• communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

A. What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company's business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information about:

• corporate earnings, earnings forecasts, or other earnings projections or guidance;

• possible mergers, acquisitions, tender offers or dispositions;

• major new service offerings;

• important business developments, such as developments regarding strategic collaborators;

• developments regarding clients, including the commencement or expansion of a study, successful achievement of enrollment milestones, failure to achieve enrollment milestones, trial results, whether positive or negative and the status of regulatory submissions;

• management or control changes;

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• significant financing developments including pending public sales or offerings of debt or equity securities;

• defaults on borrowings;

• the establishment of a repurchase plan or program for Company Securities;

• significant cybersecurity incidents, including significant data breaches or the investigation of such incidents;

• bankruptcies; and

• significant litigation or regulatory actions.

Moreover, material information does not have to be directly about a company's business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
A good general rule of thumb: When in doubt, do not trade. B. What is Non-Public?
Information is "non-public" if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the SEC that are available on the SEC's web site.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.

C. Who is an Insider?

"Insiders" include officers, directors and employees of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company's securities. All officers, directors and employees of the Company should consider themselves insiders with respect to material, non-public information about the Company's business, activities and securities. Officers, directors and employees may not trade in the Company's securities while in possession of material, non-public information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company's policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to- know basis.

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Individuals subject to this Policy are responsible for ensuring that members of their household also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual's own account.

D. Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party ("tippee"), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

Tippees inherit an insider's duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E. Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission ("SEC") and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

• SEC administrative sanctions;

• securities industry self-regulatory organization sanctions;

• civil injunctions;

• damage awards to private plaintiffs;

• disgorgement of all profits;

• civil fines for the violator of up to three times the amount of profit gained or loss avoided;

• civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,425,000 or three times the amount of profit gained or loss avoided by the violator;

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• criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity);
and

• jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.

F. Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. Federal regulators have the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC or the Financial Industry Regulatory Authority (“FINRA”) of any possible violations by people who may have material, non-public information. The SEC and FINRA aggressively investigate even small insider trading violations.

G. Examples of Insider Trading

Examples of insider trading cases include:

•actions brought against corporate officers, directors, and employees who traded in a company's securities after learning of significant confidential corporate developments;

•friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information;

•government employees who learned of such information in the course of their employment; and

•other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation's stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

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Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation's stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend's profits, and each is liable for all civil penalties of up to three times the amount of the friend's profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

H. Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the 1934 Act requires companies subject to the Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC's intent to discourage officers, directors and other persons with access to the Company's books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV. STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to assist in the prevention of insider trading. Every officer, director and employee is required to follow these procedures.

A. Pre-Clearance of All Trades by All Officers, Directors and Certain Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions, except for cash exercises of stock options, in the Company's securities (including without limitation, acquisitions and dispositions of Company stock, the cashless exercise of stock options issued under the Company’s incentive award plans, the sale of Company stock issued upon exercise of stock options, purchases of the Company’s securities on margin, borrowing against any account in which the Company’s securities are held, and pledging the Company’s securities as collateral for a loan) by officers, directors and such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer or the General Counsel as being subject to this pre-clearance process (a "Pre-Clearance Person") must be pre-cleared by the Company's General Counsel. Pre- clearance does not relieve anyone of his or her responsibility under SEC rules.

Employees are instructed to submit requests for pre-clearance through Medpace’s securities pre-clearance portal, although a request for pre-clearance may be in writing (including without limitation by e-mail). A link to the pre-clearance portal can be found on the Medpace intranet under the “Corporate Compliance” tab. The request for pre-clearance should be made at least three business days in advance, but not more than seven business days in advance, of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, open market sale, an option exercise,

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etc.), the proposed date of the transaction and the number of shares or options to be traded. As part of the request for pre-clearance, the Pre-Clearance Person must certify (in the form approved by the General Counsel) that he, she or it (a) has received, reviewed and understands this Policy and that the proposed transaction fully complies with this Policy; (b) is not currently aware of material, non-public information about the Company; and (c) understands that even if the proposed transaction is pre-cleared, if he, she or it becomes aware of material, non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed. The General Counsel shall have sole discretion to decide whether to pre-clear any contemplated transaction (The Chief Financial Officer shall have sole discretion to decide whether to pre-clear transactions by the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel). All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel (or the Chief Financial Officer, in the case of the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

B. Black-Out Periods

Additionally, no officer, director or employee shall purchase, sell, margin, borrow against or pledge any security of the Company during the period beginning on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section II. Notices regarding black-out periods are posted on the dashboard of the Company’s equity administrator.

Exceptions to the black-out period policy may be approved only by the Company's General Counsel (or, in the case of an exception for the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel, the Chief Financial Officer or, in the case of exceptions for directors or persons or entities subject to this policy as a result of their relationship with a director, the Board of Directors).

From time to time, the Company, through the Board of Directors, the Company's Disclosure Committee or the General Counsel, may require that officers, directors, employees or others suspend trading in the Company's securities because of developments that have not yet been disclosed to the public. Subject to the exceptions described in Section II, all of those affected should not trade in the Company's securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

If the Company is required to impose a "pension fund black-out period" under Regulation BTR, each director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such black-out period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

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C. Post-Termination Transactions

With the exception of the pre-clearance requirement, this Policy continues to apply to transactions in the Company's securities even after termination of service to the Company. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company's securities until that information has become public or is no longer material.

D. Information Relating to the Company

1. Access to Information

Access to material, non-public information about the Company, including the Company's business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis.

In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company's policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company's policies with regard to confidential information.

Please also refer to Section IV of the Company’s Code of Business Conduct and Ethics.

2. Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the
Company should be directed to the Chief Financial Officer.

E. Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the
Company's business operations and activities.

All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

• maintaining the confidentiality of Company-related transactions;

• conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

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• restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

• promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

• disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;

• restricting access to areas likely to contain confidential documents or material, non- public information;

• safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and

• avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V. ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities:

A. Short Sales

Short sales of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below in Section VI. B.3., Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company's equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

B. Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options also may focus an officer's, director's or employee's attention on short-term performance at the expense of the Company's long-term objectives.

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Accordingly, transactions in puts, calls or other derivative securities involving the Company's equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C. Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the officer, director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company's other stockholders. Therefore, all hedging transactions involving the Company's equity securities are prohibited by this Policy.

D. Prohibition on Purchases of the Company's Securities on Margin; Pledging the Company's
Securities to Secure Margin or Other Loans without Pre-Clearance

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company's securities (other than in connection with a cashless exercise of stock options through a broker under the Company's equity plans).

No Covered Person, whether or not in possession of material, non-public information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan without first obtaining pre-clearance. The request for pre-clearance must be in writing and all terms of the proposed arrangement must be submitted to the General Counsel (or the Chief Financial Officer if the request is from the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel) at least two (2) weeks prior to the planned execution of the documents evidencing the proposed arrangement. The General Counsel (or the Chief Financial Officer if the request is from the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel) is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason. Approval by the General Counsel (or the Chief Financial Officer if the request is from the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel) will be based on the particular facts and circumstances of the request, including, but not limited to, the percentage amount that the securities being pledged represent of the total number of the Company’s securities held by the person making the request and the financial capacity of the person making the request to repay the loan without resort to the pledged securities. The General Counsel shall report regularly to the Audit Committee of the Board of Directors all margin, borrowing and pledging arrangements entered into by Covered Persons.

Information related to any transaction (including the quantity and price of shares) executed pursuant to a margin, borrowing or pledging arrangement of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company's filing coordinator to assist in the preparation and filing of a required Form 4. Such reporting may be oral or in writing (including by e-mail) and shall include the identity of the reporting person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person.

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Revocation of a margin, borrowing or pledging arrangement should occur only in unusual circumstances. Effectiveness of any revocation of a margin, borrowing or pledging arrangement will be subject to the prior review and approval of the General Counsel (or the Chief Financial Officer if the request is from the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel). Revocation is effected upon written notice to the broker. Once a margin, borrowing or pledging arrangement has been revoked, the participant should wait a reasonable amount of time before establishing a new margin, borrowing or pledging arrangement.

A person acting in good faith may amend a prior margin, borrowing or pledging arrangement so long as such amendment has been reviewed and approved in advance by the General Counsel (or the Chief Financial Officer if the request is from the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel) and is made outside of a quarterly trading black-out period and at a time when the person does not possess material, non-public information.

E. Director and Executive Officer Cashless Exercises

The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company's involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price, (iii) the director or officer uses a "T+3" cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles and (iv) the director or officer otherwise complies with this Policy. Under a T+3 cashless exercise, a broker, the issuer, and the issuer's transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has "extended credit" in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the General Counsel.

VI. RULE 1OB5-1 TRADING PLANS, SECTION 16 AND RULE 144

A. Rule 10b5-1 Trading Plans

1. Overview

Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a "Trading Plan") entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company's securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company's securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre- approved by the Company’s General Counsel, or such other person as the Board of Directors may designate from time to time (the "Authorizing Officer"), who may impose such conditions on the

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implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

Trading Plans and transactions executed pursuant to margin, borrowing or pledging arrangements do not exempt individuals from complying with Section 16 short- swing profit rules or liability.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company's stock. Rule 10b5-1 only provides an "affirmative defense" in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

A director, officer or employee may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading black-out period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company's filing coordinator to assist in the preparation and filing of a required Form 4. Such reporting may be oral or in writing (including by e-mail) and should include the identity of the reporting person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company's securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company's right to suspend, discontinue or prohibit transactions in the Company's securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.

Officers, directors and employees may adopt Trading Plans with brokers that outline a pre- set plan for trading of the Company's stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time.

All Trading Plans of directors and executive officers must have “cooling-off” periods between the date the Trading Plan is adopted and when trading under the Trading Plan commences. For directors and executive officers, the cooling-off period is the later of (i) 90 days after the adoption of the Trading Plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the Trading Plan was adopted. In any event, the required cooling-off period directors and executive officers must not exceed 120 days following the Trading Plan adoption. For employees who are not directors or executive officers, the applicable cooling-off period is 30 days after the adoption of the Trading Plan.

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No director or executive officer may maintain or use multiple overlapping Trading Plans for open market purchases of Company securities except as described below. This prohibition does not apply where a person transacts directly with the Company such as in a dividend reinvestment plan, employee stock ownership plan or deferred compensation plan, which are not executed on the open market. Also, the prohibition does not apply to plans authorizing an agent to sell only enough securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as on the vesting and settlement of restricted stock units, performance share awards and stock options (“sell-to-cover” Trading Plans), provided that the award holder is not permitted to exercise control over the timing of such sales. Also, a director or executive officer may maintain two separate Trading Plans for open market purchases or sales of Company securities if trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution. If the first plan is terminated early, the first trade under the later- commencing plan, however, must not be scheduled to occur until after the effective cooling-off period following the termination of the earlier plan which, as explained above, is the later of (i) 90 days after the adoption or modification of the Trading Plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified. In any event, as explained above, the required cooling-off period for directors and executive officers must not exceed 120 days following the Trading Plan adoption or modification.

Directors and executive officers may enter into only one single-trade Trading Plan during any consecutive twelve-month period. A single-trade Trading Plan is designed to effect the open- market purchase or sale of the total amount of securities subject to the Trading Plan as a single transaction. A Trading Plan that leaves the person’s agent discretion over whether to execute the Trading Plan as a single transaction is not considered a single-trade Trading Plan and therefore is exempt from the twelve-month period limitation. Additionally, when the Trading Plan does not leave discretion to the agent, but instead provides that the agent’s future acts will depend on events or data not known at the time the Trading Plan is entered into, such as a Trading Plan providing for the agent to conduct a certain volume of sales or purchases at each of several given future stock prices, the Trading Plan will not be not a single-trade Trading Plan for purposes of the limitation on single-trade Trading Plans in any consecutive twelve-month period if it is reasonably foreseeable at the time the Trading Plan is entered into that the Trading Plan might result in multiple transactions. Sell-to-cover Trading Plans also are exempt from the twelve-month period limitation. As discussed in the immediately preceding paragraph, sell-to-cover Trading Plans authorize an agent to sell only enough securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as on the vesting and settlement of restricted stock units, performance share awards and stock options.

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Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be "on the basis of" material, non-public information if:

• First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).

• Second, the Trading Plan must either:

• specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;

• include a written formula or computer program for determining the amount, price and date of the transactions; or

• prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company's stock under the Trading Plan in question

• Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.

• Fourth, for directors and executive officers, the Trading Plan must include representations certifying, at the time of the adoption of a new or modified plan, that: (1) the individual adopting the plan is not aware of material non-public information about the Company or its securities; and (2) the individual is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

2. Revocation of and Amendments to Trading Plans

Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Revocation is effected upon written notice to the broker. Once a Trading Plan has been revoked, the participant should wait a reasonable amount of time before trading outside of a Trading Plan and a reasonable amount of time before establishing a new Trading Plan.

A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, non-public information.

For directors and executive officers, the cooling-off period after a Trading Plan revocation or amendment is the later of (i) 90 days after the revocation or amendment of the Trading Plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the Trading Plan was revoked or amended. In any event, the required cooling-off period for directors and executive officers must not exceed 120 days following the Trading Plan revocation or amendment. For employees who are not directors or executive officers, the applicable cooling- off period is 30 days after the revocation or amendment of the Trading Plan.

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Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company's stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

3. Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.

The Authorizing Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company's stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company's stock once the Trading Plan or other arrangement has been pre-approved.

4. Reporting (if Required)

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. For Section 16 reporting persons, a Form 4 should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. The Form 4 shall comply with the existing rules regarding Form 4 filings.

5. Options

Exercises of options for cash may be executed at any time. "Cashless exercise" option exercises through a broker are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company's stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

6. Trades Outside of a Trading Plan

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

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7. Public Announcements

The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

8. Prohibited Transactions

The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company's securities.

9. Limitation on Liability

None of the Company, the General Counsel, the Authorizing Officer, the Company's other employees or any other person will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI, or a request for pre-clearance submitted pursuant to Section IV of this Policy, or a request for pre-clearance submitted pursuant to Section V (D) of this Policy. Notwithstanding any review of a Trading Plan pursuant to this Section VI, or pre-clearance of a transaction pursuant to Section IV of this Policy, or pre-clearance of a margin, borrowing or pledging arrangement pursuant to Section V (D) of this Policy, none of the Company, the General Counsel, the Authorizing Officer, the Company's other employees or any other person assumes any liability for the legality or consequences of such Trading Plan, or transaction, or margin, borrowing or pledging arrangement to the person engaging in or adopting such Trading Plan, or transaction or margin, borrowing or pledging arrangement.

B. Section 16: Insider Reporting Requirements, Short-Swing Profits and Short Sales

1. Reporting Obligations Under Section 16(a): SEC Forms 3, 4 and 5

Section 16(a) of the 1934 Act generally requires all officers, directors and 10% stockholders ("insiders"), within 10 days after the insider becomes an officer, director or 10% stockholder, to file with the SEC an "Initial Statement of Beneficial Ownership of Securities" on SEC Form 3 listing the amount of the Company's stock, options and warrants which the insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company's stock, options and warrants must be reported on SEC Form 4, generally within two business days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year end. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after an officer or director ceases to be an insider must be reported on Form 4.

2. Recovery of Profits Under Section 16(b)

For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any officer, director or 10% stockholder from any "purchase"

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and "sale" of Company stock during a six-month period, so called "short-swing profits," may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.

The liability of an insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company's annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company's proxy statement.

Officers and directors should consult the attached "Short-Swing Profit Rule Section 16(b) Checklist" attached hereto as "Attachment A" in addition to consulting the General Counsel prior to engaging in any transactions involving the Company's securities, including without limitation, the Company's stock, options or warrants. The Company's employees who are not officers, directors or insiders may disregard Attachment A.

3. Short Sales Prohibited Under Section l6(c)

Section 16(c) of the 1934 Act prohibits insiders absolutely from making short sales of the Company's equity securities. Short sales include sales of stock which the insider does not own at the time of sale, or sales of stock against which the insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.

The General Counsel should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

C. Rule 144

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of "restricted securities" and "control securities." "Restricted securities" are securities acquired from an issuer, or an affiliate of an issuer, in a 16 transaction or chain of transactions not involving a public offering. "Control securities" are any securities owned by directors, executive officers or other "affiliates" of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company restricted and control securities must comply with the requirements of Rule 144, which are summarized below:

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•    Holding Period. Restricted securities must be held for at least six months before they may be sold in the market.

•    Current Public Information. The Company must have filed all SEC-required reports during the last 12 months or such shorter period that the Company was required to file such reports.

•    Volume Limitations. For affiliates, total sales of Company common stock for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.

•    Method of Sale. For affiliates, the shares must be sold either in a "broker’s transaction" or in a transaction directly with a "market maker." A "broker's transaction" is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person must not pay any fee or commission other than to the broker. A "market maker" includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.

•    Notice of Proposed Sale. For affiliates, a notice of the sale (a Form 144) may be required to be filed with the SEC at the time of the sale. Such a notice is required if the sale involves more than 5,000 shares or the aggregate dollar amount is greater than
$50,000 in any three-month period. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm's Rule 144 compliance procedures in connection with all trades.

VII. Acknowledgment of this Policy

After reading this Policy, all officers and employees should acknowledge the receipt, review and understanding of this Policy through the Medpace document training portal. Directors should acknowledge the receipt, review and understanding of this Policy as part of their annual Director questionnaire.

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ATTACHMENT A

SHORT-SWING PROFIT RULE SECTION 16(B) CHECKLIST

Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the "profit" must be recovered by Medpace Holdings, Inc. (the "Company"). It makes no difference how long the shares being sold have been held or, for officers and directors, that you were an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period.

Sales

If a sale is to be made by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities):

1. Have there been any purchases by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2. Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months?

3. Are any purchases (or non-exempt option exercises) anticipated or required within the next six months?

4. Has a Form 4 been prepared?

Note: If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?

Purchases And Option Exercises

If a purchase or option exercise for Company stock is to be made:

1. Have there been any sales by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2. Are any sales anticipated or required within the next six months (such as tax- related or year-end transactions)?

3. Has a Form 4 been prepared?

Before proceeding with a purchase or sale, consider whether you are aware of material, non-public information which could affect the price of the Company stock. All transactions in the Company's securities and Trading Plans with respect to the Company’s securities executed by officers and directors must be pre-cleared as set forth in Section IV of this Policy or as set forth in Section V (D), and Section VI (A), as the case may be, of this Policy.

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